Exhibit 10.36
Universal Compression Holdings, Inc.
Form of Grant of Unit Appreciation Rights
Grantee:
Grant Date:                                                             , 200
     Grant of UARs. Universal Compression Holdings, Inc. (the “Company”) hereby grants to you [___] unit appreciation rights (“UARs”) with respect to Common Units (“Units”) of Universal Compression Partners, L.P. on the terms and conditions set forth herein. Upon exercise of a UAR, you will be entitled to receive, as soon as practicable following such exercise, a payment from the Company in cash equal to the excess of the Fair Market Value (as defined in the Universal Compression Partners, L.P. Long-Term Incentive Plan (the “Plan”)) of a Unit on the date of exercise over the exercise price of that UAR as set forth below. Terms used, but not defined, herein shall have their meaning as set forth in the Plan unless their context clearly requires otherwise.
     Exercise Price. The exercise price per UAR shall be $                                 , subject to adjustment in the same manner as the purchase price of an option granted under the Plan may be adjusted.
     Vesting and Exercise of UARs. Subject to the further provisions of this Agreement, the UARs shall become vested in accordance with the following schedule, and may be exercised by written notice to the Company at its principal executive office addressed to the attention of its Secretary (or such other officer or employee of the Company as the Company may designate from time to time):

Vesting Date	Vested Percentage

Notwithstanding the above schedule, but subject to the further provisions hereof, upon the occurrence of the following events, the UARs shall vest and become exercisable or forfeited as provided below:
     Disability. If your employment with the Company terminates by reason of a disability that entitles you to benefits under the Company’s long-term disability plan, the UARs shall become fully vested and, subject to the further provisions of this Agreement, may be exercised at any time during the one-year period following such termination by you or by your guardian or legal representative (or, if you die during such one-year period, by your estate or the person who acquires the UARs by will or the laws of descent and distribution).

     Death. If you die while in the employ of the Company, the UARs shall become fully vested and, subject to the further provisions of this Agreement, your estate (or the person who acquires the UARs by will or the laws of descent and distribution) may exercise the UARs at any time during the one-year period following the date of your death.
     Other Terminations. If your employment with the Company is terminated for any reason other than as provided in paragraphs 3(a) and (b) above, the UARs, to the extent vested on the date of your termination, may be exercised, subject to the further provisions of this Agreement, at any time during the three-month period following such termination by you or by your guardian or legal representative (or by your estate or the person who acquires the UARs by will or the laws of descent and distribution or otherwise by reason of your death if you die during such period), but only as to the vested number of UARs, if any, that you were entitled to exercise hereunder as of the date your employment so terminates.
     Change of Control. The UARs shall become fully vested upon a Change of Control (as defined in the Plan).
For purposes of this Agreement, “employment with the Company” shall include being an Employee or a Director of, or a Consultant to, the Company or an Affiliate. However, if your UARs are subject to Section 409A of the Code, whether or not your “employment” with the Company has terminated will be determined in accordance with the regulations issued under Section 409A.
There is no minimum or maximum number of UARs that must be exercised at any time. Instead, the UARs may be exercised, at any time and from time to time as provided in this Agreement, to the extent they are then vested and exercisable according to the provisions of this Agreement.
Notwithstanding any of the foregoing, the UARs shall not be exercisable in any event after                      .
All UARs that are not vested on your termination of employment with the Company as provided above shall be automatically cancelled without payment upon such termination.
     Withholding of Taxes. To the extent that the exercise of a UAR results in the receipt of compensation by you with respect to which the Company or an Affiliate has a tax withholding obligation pursuant to applicable law, the Company or the Affiliate shall withhold from payment such amount of money as the Company or the Affiliate may require to meet its tax withholding obligations under such applicable law.
     Limitations Upon Transfer. All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.
     Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under you.
     Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the UARs granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.
     Modifications. Except as provided below, any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of the Company.
     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.
     Section 409A. Nothing in this Agreement shall operate or be construed to cause the UARs to fail to comply with the requirements of Section 409A of the Internal Revenue Code. The applicable provisions of Section 409A and the regulations thereunder are hereby incorporated by reference and shall control over any provision herein in conflict therewith.
IN WITNESS WHEREOF, the Company and the Grantee have caused this Agreement to be executed effective as of the day and year first above written.

Universal Compression Holdings, Inc.
By:
Name:
Title:

Grantee

[Name]

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